Exhibit 16.1

May 17, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: MyDx, Inc.

File No. 333-191721

Dear Sir or Madam

We have read Item 4.01 of Form 8-K of MyDx, Inc. for the event that occurred on May 11, 2016, and agree with the statements concerning our Firm contained in the second, third, fourth, fifth and sixth paragraphs therein. We have no basis to agree or disagree with the other statements.

/s/ Burr Pilger Mayer, Inc.